EX-35.2
(logo) CWCapital
ASSET MANAGEMENT

March 12, 2008



TRUSTEE:
Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust Services-CWCapital
Commercial Funding Corp., Commercial
Mortgage Trust Series 2007-C2

DEPOSITOR:
Wachovia Commercial Mortgage Securities, Inc.
301 South College Street
Charlotte, North Carolina 28288
Attn: Charles L. Culbreth, Robert J. Koontz,
Elizabeth K. Stinson and Lars A. Carlsten

RATING AGENCIES:
Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street, 25th Floor
New York, NY 10007
Attn: Tracey Ferguson

CONTROLLING CLASS REPRESENTATIVE:
American Capital Strategies, Ltd.
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attn: Douglas Cooper

RE: WBCMT 2007-C32, Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in Section 11.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period June 28, 2007 through December 31, 2007 and of CWCAM's performance under this Agreement has been made under my supervision; and

(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC


/s/ David B. Iannarone

David B. Iannarone
Managing Director


701 13th Street, NW, Suite 1000, Washington, DC 20005 www.cwcapital.com